Exhibit 5.5

February 9, 2005

WMG Acquisition Corp.

75 Rockefeller Plaza

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to FHK, Inc., a Tennessee corporation (the “Guarantor”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by WMG Acquisition Corp. (the “Company”) and the Guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $465,000,000 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2014 and £100,000,000 aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2014 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities.  The Exchange Securities and the Guarantees will be issued under an indenture dated as of April 8, 2004 (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  The Exchange Securities will be offered by the Company in exchange for $465,000,000 aggregate principal amount of its outstanding 7 3/8% Senior Subordinated Notes due 2014 and £100,000,000 aggregate principal amount of its outstanding 8 1/8% Senior Subordinated Notes due 2014 (the “Securities”).

We have examined Section 11 of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth, including, the Officer’s

Certificate, dated January 21, 2005 (the “Officer’s Certificate”), and have relied as to matters of fact upon the Officer’s Certificate.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

                Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

                (1) the Guarantor has duly authorized, executed and delivered the Indenture and the Guarantee therein is the valid, binding and enforceable obligation of the Guarantor, enforceable against it in accordance with its terms; and

                (2) the execution, delivery and performance by the Guarantor of the Indenture and the Guarantee do not and will not violate the laws of the State of Tennessee, the state of its incorporation.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of Tennessee (including the statutory provisions, all applicable provisions of the Tennessee Constitution and reported judicial decisions interpreting the foregoing).

This letter is furnished by us in connection with the transactions referred to in the Indenture.  The opinions herein may be relied upon by the law firm of Simpson Thacher & Bartlett LLP.  We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name as it relates to the particular opinion provided herein, relating to the Guarantee under the laws of the State of Tennessee, under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

Baker, Donelson, Bearman,
Caldwell & Berkowitz, PC